Exhibit 3.7

AMENDMENT FOUR

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Amending the Amended and Restated Certificate of Designations, Preferences

and Rights for Series D Convertible Preferred Stock of MetroPCS, Inc.)

(Pursuant to Sections 242, 141(f) and 228 of the Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President, Chief Executive Officer and Secretary of MetroPCS, Inc., a Delaware corporation (the “Company”).

2. The original Certificate of Incorporation of the Company was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL. The Sixth Amended and Restated Certificate of Incorporation of the Company (the “Sixth Amended and Restated Certificate of Incorporation”) was originally filed in the Office of the Secretary of State on November 20, 2000 pursuant to the DGCL.

3. The directors and the stockholders of the Company, in accordance with Sections 242, 141(f) and 228 of the DGCL, have duly adopted and approved this Amendment Four to Sixth Amended and Restated Certificate of Incorporation (this “Amendment Four”).

4. Pursuant to this Amendment Four, the Sixth Amended and Restated Certificate of Incorporation is hereby amended as follows:

A. Section 1 of the Amended and Restated Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock (the “Certificate of Designations”) is hereby amended to delete the second sentence thereof and add language at the end of Section 1 as follows:

“The number of shares constituting such series shall be 4,000,000 and such number of shares may be decreased (but not increased) by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, convertible notes, options or warrants or upon conversion of outstanding securities issued by the Company. Notwithstanding any provision to the contrary, any references in the Certificate of Designation regarding the number of shares of Series D Preferred Stock of 3,500,000 shall be deemed to be replaced by 4,000,000.”

AMENDMENT FOUR TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Page 1

IN WITNESS WHEREOF, as of this 20th day of November, 2003, this AMENDMENT FOUR TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION has been executed by the President, Chief Executive Officer and Secretary of the Company.

METROPCS, INC.

By:	/s/ ROGER D. LINQUIST

	Name:	Roger D. Linquist
	Title:	President, Chief Executive Officer and Secretary

AMENDMENT FOUR TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION - Signature Page